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            Exhibit (i)

May 20, 2022

Board of Trustees of Procure ETF Trust II
16 Firebush Road
Levittown, PA 19056

Procure ETF Trust II
Registration Nos. 333-222463 and 811-23323
with respect to Procure Disaster Recovery Strategy ETF

Ladies and Gentlemen:

We have acted as counsel to the Procure ETF Trust II, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust intends to file the Registration Statement on or about May 20, 2022 in order to register shares (the “Shares”) of beneficial interests of the Procure Disaster Recovery Strategy ETF (the “Fund”). The Registration Statement seeks to register an unlimited number of Shares of the Fund.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); relevant resolutions of the Trust’s Board of Trustees; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.       The Fund’s Shares, when issued, will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares.

2.       The Fund’s Shares, when issued, will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Fund and not to the registration of any other series or classes of the Trust that may have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Registration Statement, the Shares of beneficial interests of the Fund, when issued upon the terms and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

Respectfully submitted,
/s/Chapman and Cutler LLP
Chapman and Cutler LLP